EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2017

Third Quarter Revenue Increased 9% to $88 Million

Third Quarter Operating Income Increased 62% to $13.4 Million

Company Updates Full Year 2017 Revenue and Operating Income Guidance

VANCOUVER, WASHINGTON, October 30, 2017 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter and nine months ended September 30, 2017.

Q3 2017 Highlights
All comparisons relate to the third quarter of 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue increased 9.0% to $88.1 million compared to prior year of $80.8 million.

◦	Direct segment sales increased 0.8% to $34.0 million as sales growth of new products, including the Bowflex HVTTM, offset the expected decline in TreadClimber® sales.

◦
Retail segment sales increased 15.8% to $53.5 million, reflecting strong seasonal sell-in with key traditional and e-commerce partners, partially offset by weakness in specialty and commercial customers.

•	Gross Margins:

◦	Total company gross margins decreased by 160 basis points to 46.9% primarily due to a shift in segment revenue mix from Direct to Retail.

◦	Direct margins decreased by 220 basis points due to a shift in product mix and increased discounting of the TreadClimber® product line, coupled with select promotional offers on other products.

◦	Retail margins increased by 60 basis points as stronger revenue translated into improved absorption of fixed costs and benefited from a $0.6 million settlement related to an indemnification claim.

•	Operating Expenses:

◦
Operating expenses decreased 9.9% to $28.0 million due to lower finance fees related to a contract extension with a financing partner that provided a retroactive adjustment, coupled with ongoing lower costs in the Direct segment and a $1.0 million favorable settlement related to an indemnification claim.

•	Operating income increased 62.8% to $13.4 million compared to prior year of $8.2 million, with operating margin of 15.2%, up 500 basis points versus prior year.

•
Income from continuing operations for the third quarter of 2017 was $8.3 million, or $0.27 per diluted share, compared to income from continuing operations of $7.8 million, or $0.25 per diluted share in the prior year quarter.

•
The effective tax rate for the third quarter of 2017 was 36.8% compared to 1.9% for the prior year period. The prior year period was favorably impacted by the release of previously unrecognized tax benefits associated with certain non-U.S. filing positions.

•	EBITDA from continuing operations totaled $15.3 million compared to $10.2 million in the prior year period.

•	At September 30, 2017, cash and marketable securities decreased to $77.8 million and debt decreased to $52.0 million, compared to $79.6 million and $64.0 million, respectively, at December 31, 2016.

Q3 2017 YTD Highlights
All comparisons relate to the first nine months of 2016 unless otherwise indicated:

•	Revenues:

◦	Total revenue was $278.4 million compared to prior year of $280.3 million.

◦	Direct segment sales decreased 7.6% to $147.8 million primarily due to lower TreadClimber® sales slightly offset by the introduction of the new Bowflex HVTTM.

◦
Retail segment sales increased 8.9% to $128.4 million, reflecting sales increases across a variety of product offerings and traditional and e-commerce partners, partially offset by weakness in sales to specialty and commercial customers.

•	Gross Margins:

◦	Total company gross margins decreased by 180 basis points to 50.8% due to a shift in segment mix, and lower margins in the Direct segment, partially offset by higher Retail margins.

•	Operating income decreased by 12.3% to $29.9 million and operating margin decreased by 150 basis points, from 12.2% to 10.7%.

•	EBITDA from continuing operations decreased by 8.5% to $36.4 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our third quarter 2017 top line results were driven by stronger sell-in and broader placements of both existing and new products in traditional and e-commerce retail. In our Direct Segment, we experienced a slight increase in overall sales as the recently launched Bowflex Hybrid Velocity Trainer, “HVT”, offset the continued declines in TreadClimber sales. We achieved over 60% growth in our operating income due to the strong Retail results and certain one-time benefits, including the retroactive finance fee adjustment and favorable settlement of an indemnification claim.”

Mr. Cazenave continued, “As indicated on the prior earnings call, we planned to invest a significant amount of time during the third quarter to test, modify, and optimize our messaging and media plans to support the new HVT line. As a result of these efforts, our media planning has been updated and refined for the critical holiday season, November through January 2018, but the level of success achieved from these changes remains to be seen. As such, we felt it prudent to provide updated guidance for 2017 based on some of our early learnings. While we expect that recent new product contributions will again drive growth in the fourth quarter, they will not likely be enough to offset the slow first half of the year. Therefore, on a full year basis, we now expect to achieve revenues of $405 million to $410 million for the year, which is roughly flat to prior year. We are projecting operating income for the full year of $44 million to $46 million, a 13% to 18% decrease over prior year. These expectations are below our previous estimates and reflect higher expected media spend to drive top line growth in the Direct segment. The Bowflex HVT offering is gaining traction, but our return on media investment is not currently optimized, and the backdrop of continued declines in TreadClimber sales creates a drag on achieving near term profitable growth in our Direct segment. Regarding our Retail segment, we remain cautiously optimistic with our broader product offering and strong placements, but since the timing of sell-ins occurred primarily in the third quarter this year, we do not anticipate achieving the same year over year growth in the fourth quarter as delivered in the third quarter of 2017. Overall, we expect another strong year of cash generation in 2017 and continue to focus on investing in our strategic priorities of product innovation, expansion of market access points, and improved operational efficiencies, while optimizing use of capital to deliver positive long term shareholder returns.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $34.0 million in the third quarter of 2017, an increase of 0.8% over the comparable period last year. The segment benefited from the growth of new products, including the Bowflex HVTTM, which offset the continued decline in TreadClimber® sales. Operating income for the Direct segment was $5.3 million for the third quarter of 2017, compared to $2.6 million in the third quarter of last year. Operating income was positively impacted by a decline in financing fees resulting from a retroactive contract renegotiation adjustment. Gross margin for the Direct business declined by 220 basis points due to unfavorable product mix and increased discounting for older products.

Net sales for the Retail segment were $53.5 million in the third quarter of 2017, an increase of 15.8% when compared to $46.2 million in the third quarter last year. The increase reflected robust growth with key traditional and e-commerce partners, partially offset by weakness with specialty and commercial customers. Operating income for the Retail segment was $12.1 million for the third quarter of 2017 compared to $9.2 million in the third quarter of last year. The increase in Retail operating income was primarily due to the higher net sales and gross margins, coupled with the receipt of a

$1.5 million settlement related to an indemnification claim, $1 million of which was recorded against sales and marketing expense and the balance in cost of sales. Retail gross margin was 35.7% in the third quarter of 2017, compared to 35.1% in the same quarter of the prior year. The higher gross margin reflected favorable absorption of fixed costs over the increased sales and the previously mentioned indemnification claim.

Royalty revenue in the third quarter 2017 was $0.6 million, compared to $0.9 million for the same quarter of last year. Revenue in the prior period included a settlement from a certain licensee.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of September 30, 2017, the Company had cash and marketable securities of $77.8 million and debt of $52.0 million, compared to cash and marketable securities of $79.6 million and debt of $64.0 million at year-end 2016. Working capital of $91.4 million as of September 30, 2017 was $6.4 million higher than the 2016 year-end balance of $85.0 million. Inventory as of September 30, 2017 was $57.6 million, compared to $47.0 million as of December 31, 2016 and $49.2 million at the end of the third quarter last year. Inventory growth compared to the third quarter last year was due to shipment timing of in-transit inventory.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the third quarter ended September 30, 2017 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, October 30, 2017. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 312-3046 in North America and international listeners may call (719) 325-2390. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, October 30, 2017, through 11:59 p.m. ET, November 13, 2017. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 2621782.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2017 and 2016.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about projected or forecasted financial and operating results, statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; anticipated stock buybacks; future plans for introduction of new products, channel diversification, anticipated response to media advertising; or anticipated demand for the Company's new and existing products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include failure to successfully integrate and realize anticipated benefits of acquired businesses, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, changes in consumer fitness trends, changes in the media consumption habits of our target consumers or the effectiveness of our media advertising, a decline in consumer spending due to unfavorable economic conditions, and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2017 and 2016 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$88,132	$80,818	$278,413	$280,275
Cost of sales	46,817	41,601	136,975	132,852
Gross profit	41,315	39,217	141,438	147,423

Operating expenses:
Selling and marketing	18,028	21,394	79,321	81,284
General and administrative	6,305	6,177	21,106	21,611
Research and development	3,617	3,435	11,114	10,444
Total operating expenses	27,950	31,006	111,541	113,339

Operating income	13,365	8,211	29,897	34,084
Other expense, net	(161)	(218)	(648)	(1,336)
Income from continuing operations before income taxes	13,204	7,993	29,249	32,748
Income tax expense	4,862	148	10,156	9,621
Income from continuing operations	8,342	7,845	19,093	23,127
Loss from discontinued operations(1)	(101)	(251)	(1,270)	(559)
Net income	$8,241	$7,594	$17,823	$22,568

Basic income per share from continuing operations	$0.27	$0.25	$0.62	$0.74
Basic loss per share from discontinued operations	—	(0.01)	(0.04)	(0.02)
Basic net income per share(2)	$0.27	$0.24	$0.58	$0.73

Diluted income per share from continuing operations	$0.27	$0.25	$0.61	$0.74
Diluted loss per share from discontinued operations	—	(0.01)	(0.04)	(0.02)
Diluted net income per share	$0.27	$0.24	$0.57	$0.72

Shares used in per share calculations:
Basic	30,749	31,118	30,739	31,069
Diluted	31,075	31,385	31,098	31,340

Select Metrics:
Gross margin	46.9%	48.5%	50.8%	52.6%
Selling and marketing % of net sales	20.5%	26.5%	28.5%	29.0%
General and administrative % of net sales	7.2%	7.6%	7.6%	7.7%
Research and development % of net sales	4.1%	4.3%	4.0%	3.7%
Operating income % of net sales	15.2%	10.2%	10.7%	12.2%

(1) The nine months ended September 30, 2017 includes a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.
(2) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and nine months ended September 30, 2017 and 2016 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2017	2016	$	%
Net sales:
Direct	$33,986	$33,710	$276	0.8%
Retail	53,505	46,223	7,282	15.8%
Royalty	641	885	(244)	(27.6)%
	$88,132	$80,818	$7,314	9.0%

Operating income (loss):
Direct	$5,289	$2,584	$2,705	104.7%
Retail	12,118	9,164	2,954	32.2%
Unallocated corporate	(4,042)	(3,537)	(505)	(14.3)%
	$13,365	$8,211	$5,154	62.8%

	Nine Months Ended September 30,		Change
	2017	2016	$	%
Net sales:
Direct	$147,800	$159,884	$(12,084)	(7.6)%
Retail	128,393	117,939	10,454	8.9%
Royalty	2,220	2,452	(232)	(9.5)%
	$278,413	$280,275	$(1,862)	(0.7)%

Operating income (loss):
Direct	$23,141	$31,253	$(8,112)	(26.0)%
Retail	20,427	17,225	3,202	18.6%
Unallocated corporate	(13,671)	(14,394)	723	5.0%
	$29,897	$34,084	$(4,187)	(12.3)%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2017 and December 31, 2016 (unaudited and in thousands):

	As of
	September 30, 2017	December 31, 2016
Assets

Cash and cash equivalents	$30,481	$47,874
Available-for-sale securities	47,295	31,743
Trade receivables, net of allowances of $472 and $170	38,534	45,458
Inventories	57,646	47,030
Prepaids and other current assets	6,795	8,020
Income taxes receivable	61	3,231
Total current assets	180,812	183,356

Property, plant and equipment, net	16,166	17,468
Goodwill	62,045	61,888
Other intangible assets, net	67,354	69,800
Deferred income tax assets, non-current	—	11
Other assets	456	543
Total assets	$326,833	$333,066

Liabilities and Shareholders' Equity

Trade payables	$62,146	$66,020
Accrued liabilities	8,056	12,892
Warranty obligations, current portion	3,253	3,500
Note payable, current portion	15,993	15,993
Total current liabilities	89,448	98,405

Warranty obligations, non-current	3,048	3,950
Income taxes payable, non-current	2,646	2,403
Deferred income tax liabilities, non-current	16,868	16,991
Other non-current liabilities	2,365	2,481
Note payable, non-current	35,984	47,979
Shareholders' equity	176,474	160,857
Total liabilities and shareholders' equity	$326,833	$333,066

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three and nine months ended September 30, 2017 and 2016 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Income from continuing operations	$8,342	$7,845	$19,093	$23,127
Interest expense, net	207	429	757	1,287
Income tax expense of continuing operations	4,862	148	10,156	9,621
Depreciation and amortization	1,868	1,784	6,386	5,748
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$15,279	$10,206	$36,392	$39,783